FOR IMMEDIATE RELEASE

root9B Technologies Enters into a Letter of Intent to Acquire IPSA International
IPSA to Enhance Company’s Cybersecurity and Risk Mitigation Capabilities

NEW YORK, NY (December 2, 2014) – root9B Technologies, Inc. (OTCQB: RTNB), a leading provider of cybersecurity and regulatory risk mitigation services, and privately-held IPSA International, Inc. (“IPSA”), a global business investigative and regulatory risk mitigation company, today announced the signing of a non-binding Letter of Intent outlining the general terms under which root9B Technologies proposes to acquire IPSA.

Yesterday, the company announced it has changed its name from Premier Alliance to root9B Technologies, Inc. and its ticker symbol to “RTNB”.

The acquisition of IPSA is anticipated to close in January, 2015.  The potential transaction is subject to root9B Technologies’ completion of due diligence, the signing of a definitive Purchase Agreement, the performance of an independent audit for IPSA’s 2013 fiscal year, an independent auditor review of IPSA’s nine month unaudited financial statements, and other customary conditions.

Founded in 1993, IPSA provides its clients with anti-money laundering (“AML”) solutions, investigative due diligence, litigation support and anti-bribery/corruption (“ABC”) training and investigative services.  IPSA’s assignments include large-scale internal investigations, regulatory driven remediation and compliance reviews for Fortune 100 corporations, governments, banking and financial institutions, and law firms.  IPSA has offices in the U.S., U.K., Canada, U.A.E. and Hong Kong, resources in more than 75 countries, and research capabilities in 20 languages. For the first nine months of 2014, IPSA advises that its unaudited revenues were $33.9 million. For the year ending December 31, 2013, root9B Technologies had audited revenues of $26.4 million. The Letter of Intent root9B Technologies has entered into anticipates that the consideration of the proposed acquisition of IPSA will involve the issuance of root9B  common shares, as well as cash.

“We believe that IPSA will provide a proven and reliable complement to the regulatory and risk mitigation services provided by our Business Advisory Solutions Group, as well as the advanced cybersecurity services provided through our wholly owned subsidiary root9B,” said Joe Grano, Chairman and Chief Executive Officer of root9B Technologies. “root9B Technologies and IPSA have distinct client bases, creating a significant opportunity to cross-sell our respective services.  We believe that this is a win-win scenario for both organizations.”

“It was time for IPSA and our employees to take this important next step in our evolution,” said Dan Wachtler, President and Chief Executive Officer of IPSA.   “The additional regulatory expertise and analytics within root9B Technologies’ business advisory group, the next generation capabilities in cybersecurity offered by root9B, combined with our AML, ABC and general investigative capabilities create a complete and broad risk solution set that will greatly benefit our current and future clients.  In addition, my team and I could not be in better hands than as part of a firm led by one of my long term mentors.”

The Letter of Intent agreed to by IPSA and root9B Technologies contemplates that Mr. Wachtler may, subject to approval, become a director of root9B Technologies upon the consummation of the proposed transaction.

About root9B Technologies, Inc.
root9B Technologies, Inc. (OTCQB: RTNB) is a leading Cybersecurity, Regulatory and Risk Mitigation Company. Headquartered in New York City, root9B Technologies (formerly Premier Alliance) has been helping its clients deliver results that improve productivity, mitigate risk and maximize profit since 1995. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a range of industries, including local, state and federal government agencies. For more information, visit www.root9Btechnologies.com.

About IPSA International, Inc.
IPSA International, Inc. has a 20 year history of successfully completing complex multi-jurisdictional engagements in the areas of anti-money laundering, investigative due diligence, and litigation support. Assignments include large-scale internal investigations, regulatory driven remediation and compliance reviews for Fortune 100 corporations, banking and financial institutions, and law firms. Its senior investigators and advisors deliver timely, accurate and defensible intelligence that supports its clients in making better informed decisions, improving compliance and mitigating risk. IPSA International has offices in the U.S., U.K., Canada, U.A.E. and Hong Kong, resources in over 75 countries and research capabilities in 20 languages.

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